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                                                                    EXHIBIT 99.1


ATMEL CORPORATION REINCORPORATES IN
DELAWARE

SAN JOSE, Calif.-(BUSINESS WIRE)-Oct. 18, 1999-Atmel Corporation (Nasdaq: ATML
- news) today announced the completion of a change in its state of incorporation from California to Delaware.

The change was accomplished by means of a merger of Atmel Corporation into its wholly owned Delaware subsidiary of the same name. The reincorporation effects only a change in the legal domicile of Atmel Corporation. It will not result in any change of the name, business, management, fiscal year, assets, or liabilities, Nasdaq National Market trading symbol (ATML), or location of the principal facilities of the corporation.

The reincorporation proposal was approved by a majority of Atmel Corporation shareholders at the company's Annual Meeting of Shareholders.

About Atmel

Founded in 1984, Atmel Corporation is headquartered in San Jose, California with manufacturing facilities in Colorado Springs, Colorado, Nantes and Rousset, France and Heilbronn, Germany. Atmel designs, manufactures and markets on a worldwide basis advanced logic, mixed-signal, non-volatile memory, and RF semiconductors. Atmel is also a leading provider of system level integration semiconductor solutions using advanced CMOS, BiCMOS, BiPolar and SiGe process technologies.

Atmel product and financial information are available from its Fax-on-Demand service. In North America call 800/292-8635 or Internationally, call 408/441-0732. Requests may be made via e-mail to literature@atmel.com or by visiting Atmel's web site at www.atmel.com.

Note to Editors: Atmel, the Atmel logo and combinations thereof and others contained herein, are trademarks of Atmel Corporation.

Terms and product names in this document may be the trademarks of others.
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Contact:

     Atmel
     Mike Ross, 408/436-4229